Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-130057
PROSPECTUS
Sunair Services Corporation
4,885,953 Shares of Common Stock
     This prospectus relates to the resale by the selling shareholders named in this prospectus of up to 4,885,953 shares of our common stock. 1,000,000 of these shares are issuable from time to time upon the exercise of outstanding warrants owned by the selling shareholders. We will not receive any proceeds from the resale of any of the shares of our common stock in this offering. We will, however, receive proceeds if the selling shareholders pay cash to exercise some or all of the warrants owned by them.
     Our common stock is listed and traded on the American Stock Exchange under the symbol “SNR.” The closing sales price of our common stock on February 8, 2006 as reported by the American Stock Exchange was $5.75.
     The selling shareholders, or their pledgees, donees, transferees or distributees, or other successors-in-interest, may offer the shares from time to time through public or private transactions, on or off the American Stock Exchange, at prevailing market prices or at privately negotiated prices. They may make sales directly to purchasers or to or through agents, broker-dealers or underwriters.

     You should carefully consider the Risk Factors beginning on page 2 of this prospectus before purchasing shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2006.

     Prospective investors may rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

i

SUMMARY DESCRIPTION OF OUR BUSINESS
     This summary highlights selected information and does not contain all the information that is important to you. We urge you to carefully read this entire prospectus and the documents we have referred you to in “Incorporation of Certain Documents by Reference” on page 15 for more information about us and our financial statements. You should pay special attention to the risks of investing in our common stock discussed under “Risk Factors.” Except where the context otherwise requires, the terms “we,” “us,” “our” or “Sunair” refer to the business of Sunair Services Corporation and its consolidated subsidiaries.
     We operate through three business segments: Lawn and Pest Control Services, High Frequency Radio and Telephone Communications. Through our subsidiary, Middleton Pest Control, Inc., which we recently acquired in June, 2005, we provide lawn care and pest control services to both residential and commercial customers. Middleton provides essential pest control services and protection against termite damage, rodents and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs.
     Through our subsidiary, Sunair Communications, Inc., we are also engaged in the design, manufacture and sale of high frequency single sideband communications equipment and the software development, design, integration testing and documentation of Communications, Command, Control, Computers, Intelligence, Surveillance and Reconnaissance, or C4ISR, systems utilized for long range voice and data communications in fixed station, mobile and marine for military and governmental applications. Our products and engineering capabilities are marketed both domestically and internationally and are primarily intended for strategic military and other governmental applications. Sales are executed direct through systems engineering companies, worldwide commercial and foreign governmental agencies or direct to the U.S. Government.
     Through our subsidiaries Percipia, Inc. and Telecom FM Limited, we install and maintain telephony and fixed wireless systems.
* * * *
     Effective November 30, 2005, we changed our name from “Sunair Electronics, Inc.” to “Sunair Services Corporation.” Our principal executive offices are located at 3005 SW Third Avenue, Fort Lauderdale, Florida, 33315. Our telephone number is (954) 525-1505. We are a Florida corporation.

RISK FACTORS
     In addition to the other information contained and incorporated by reference in this prospectus, you should carefully consider the following factors before purchasing any of the securities offered under this prospectus.
General Risk Factors
The nature of the stock ownership of our company consolidates influence over our company in the hands of a few shareholders.
     Our officers and directors beneficially own, directly or indirectly and, in the aggregate, a significant percentage of the outstanding shares of our common stock and have the ability to significantly influence the outcome of any matters submitted to a vote of our shareholders.
We do not anticipate paying any dividends on our common stock.
     Over the last five years, we have not paid any dividends on our common stock. We anticipate that for the foreseeable future we will continue to retain any earnings for use in the operation of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other factors deemed relevant by our board of directors.
An increased number of shares of our common stock in the market may adversely impact the market price of our common stock.
     Sales of large amounts of our common stock in the public market, exercise of warrants held by our shareholders, completion of future purchases of companies in the lawn and pest control services sector in which shares of our common stock constitutes a part or all of the purchase price or completion of other sales of our common stock to raise funds to complete purchases of lawn and pest control services companies could adversely affect the prevailing market price of our common stock, even if our business is doing well. These potential sales could also impair our ability to raise additional capital through the sale of equity securities.
Our stock is thinly traded.
     While our stock trades on the American Stock Exchange, our stock is thinly traded and an investor may have difficulty in reselling his or her shares quickly. The low trading volume of our common stock is outside of our control, and we cannot guarantee that the trading volume will increase in the near future or that, even if it does increase in the future, it will be maintained. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, an investor may be unable to liquidate his or her investment in us. Trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.
Risk Factors Related to the Lawn and Pest Control Services Segment
We may not be able to compete in the lawn and pest control services industries in the future.
     We operate in a highly competitive business that is sensitive to changing technology. Our revenues and earnings may be adversely affected by changes in competitive prices. Competition in the market for lawn services is strong, coming mainly from large national companies including TruGreen Chemlawn and, to a lesser extent, from local, independently owned firms and from homeowners who care for their own lawns. Competition in the market for pest control services is strong, coming mainly from thousands of regional and local, independently owned firms, from homeowners who treat their own pest control problems and from Orkin, Inc. and Terminix which operate on a national basis.

     We believe that the principal competitive factors in the market areas that we serve are quality of service, pricing, assurance of customer satisfaction and reputation. No assurance can be given that we will be able to compete successfully against current or future competitors or that the competitive pressures that we face will not result in reduced revenues and market share.
Our operations are affected by adverse weather conditions.
     Our operations are directly affected by the weather conditions in Florida. Middleton’s business is affected by the seasonal nature of its termite control services. The termite swarm season, which generally occurs in early spring but varies by region depending on climate, leads to the highest demand for termite control services and therefore the highest level of revenues. Weather conditions affect the demand for lawn care services and may result in a decrease in revenues or an increase in costs. In addition, because Middleton’s operations are conducted in Florida, its business may be adversely affected by interruptions in business and property damage caused by severe weather conditions such as hurricanes, tropical storms and flooding.
Our inability to attract and retain skilled workers may impair growth potential and profitability.
     Our ability to remain productive and profitable will depend substantially on our ability to attract and retain skilled workers. Our ability to expand our operations is in part impacted by our ability to increase our labor force. The demand for skilled employees is high, and the supply is very limited. A significant increase in the wages paid by competing employers could result in a reduction in our skilled labor force, increases in the wage rates paid by us, or both. If either of these events occurred, our capacity and profitability could be diminished, and our growth potential could be impaired.
Our operations may be adversely affected if we are unable to comply with regulatory and environmental laws.
     Our business is significantly affected by environmental laws and other regulations relating to the lawn and pest control services industries and by changes in such laws and the level of enforcement of such laws. We are unable to predict the level of enforcement of existing laws and regulations, how such laws and regulations may be interpreted by enforcement agencies or court rulings, or whether additional laws and regulations will be adopted. We believe our present operations substantially comply with applicable federal and state environmental laws and regulations. We also believe that compliance with such laws has had no material adverse effect on our operations to date. However, such environmental laws are changed frequently. We are unable to predict whether environmental laws will, in the future, materially affect our operations and financial condition. Penalties for noncompliance with these laws may include cancellation of licenses, fines, and other corrective actions, which would negatively affect our future financial results.
We expect to acquire other businesses, which may adversely affect our operating results, financial condition and existing business.
     In addition to Middleton, we plan to continue to acquire additional lawn and pest control services companies. The success of our acquisition program will depend on, among other things:
•	the availability of suitable candidates;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.
     Financing for the acquisitions may come from several sources, including our existing cash on hand as well as the proceeds from the exercise of outstanding warrants, the incurrence of indebtedness or the issuance of additional common stock, preferred stock or other securities. The issuance of a material amount of additional securities could, among other things:
•	result in substantial dilution of the percentage ownership of our shareholders at the time of issuance;

•	result in the substantial dilution of our earnings per share;

•	adversely affect the prevailing market price for our common stock; and

•	result in increased indebtedness, which could negatively affect our liquidity and operating flexibility.
Our inability to successfully integrate businesses we acquire could have adverse consequences on our business.
     We intend to experience significant growth through acquisitions. Acquisitions result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. We cannot assure you that we will be able to manage or integrate acquired companies or businesses successfully. The process of integrating our acquired businesses may be disruptive to our business and may cause an interruption of, or a loss of momentum in, our business as a result of the following factors, among others:
•	loss of key employees or customers;

•	possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems;

•	failure to maintain the quality of services that the companies have historically provided;

•	the need to coordinate geographically diverse organizations; and

•	the diversion of management’s attention from our day-to-day business as a result of the need to deal with any disruptions and difficulties and the need to add management resources to do so.
     These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we currently expect to result from that integration and may cause material adverse short- and long-term effects on our operating results and financial condition.
We may not realize the anticipated cost savings and other benefits from our acquisitions.
     Even if we are able to integrate the operations of acquired businesses into our operations, we may not realize the full benefits of the cost savings, revenue enhancements or other benefits that we anticipate. The potential cost savings associated with an acquisition are based on analyses completed by our employees. These analyses necessarily involve assumptions as to future events, including general business and industry conditions, costs to operate our business and competitive factors, many of which are beyond our control and may not materialize. While we believe these analyses and their underlying assumptions to be reasonable, they are estimates which are difficult to predict and necessarily speculative in nature. If we achieve the expected benefits, they may not be achieved within the anticipated time frame. Also, the cost savings and other synergies from these acquisitions may be offset by costs incurred in integrating the companies, increases in other expenses, operating losses or problems in the business unrelated to these acquisitions.
Our Lawn and Pest Control Services segment is dependent upon the services of John J. Hayes and Gregory Clendenin and our ability to hire additional executive officers to manage that division.
     We are dependent upon the services of John J. Hayes, our President and Chief Executive Officer, and Gregory Clendenin, the Chief Executive Officer of Sunair Southeast Pest Holdings and Middleton, who are knowledgeable in the lawn and pest control services industry and are important to our change in business strategy. The loss of the services of Mr. Hayes or Mr. Clendenin would have a significant adverse effect on us as we would no longer be able to benefit from their knowledge, experience and guidance. In addition, our inability to attract additional executive officers to manage the Lawn and Pest Control Services segment could seriously harm the business, results of operations and financial condition of that division.
We may encounter difficulties with our new management team and new operating focus.
     We expect that we will encounter challenges and difficulties similar to those frequently experienced by companies operating under a new or revised business plan with a new management team. These challenges and difficulties relate to our ability to:
•	attract new customers and retain existing customers;

•	generate sufficient cash flow from operations or through additional debt or equity financings to support our growth strategy;

•	hire, train and retain sufficient additional financial reporting management, operational and technical employees; and

•	install and implement new financial and other systems, procedures and controls to support our growth strategy with minimal delays.
     If the actions taken to integrate our Lawn and Pest Control Services segment into our general corporate structure encounter greater difficulties than anticipated, we may be required to use additional resources to complete the integration which could divert management’s attention and strain operational and financial resources. We may not successfully address any or all of these challenges, and our failure to do so would adversely affect our business plan and results of operations, our ability to raise additional capital and our ability to achieve enhanced profitability.
Product liability claims or inadequate product liability insurance coverage may have a material adverse effect on our business, financial condition and future prospects.
     We face an inherent risk of product liability exposure related to our use of pesticides and chemicals in our lawn and pest control business. An individual may bring a product liability claim against us if one of the products that we use causes, or appears to have caused, an injury. Product liability claims may result in:
•	substantial monetary awards to plaintiffs;

•	costs of related litigation;

•	injury to our reputation; and

•	decreased demand for our products.
     We currently maintain product liability coverage against risks associated with our services. Insurance coverage may not be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect us against such liability. The obligation to pay any product liability claim in excess of whatever insurance we are able to acquire could have a material adverse effect on our business, financial condition and future prospects.
Risk Factors Related to the High Frequency Radio Segment.
We are dependent upon key members of our management team.
     We are dependent upon the services of James E. Laurent, Synnott B. Durham and Henry A. Budde, the President, Vice President of Finance, and Vice President of Operations, respectively, of our high frequency radio segment. The loss of the services of any of these executive officers could have a material adverse effect on us as we would no longer be able to benefit from their knowledge, experience and guidance.

Our business could be materially impacted by the loss of orders from any one of our larger customers.
     We currently derive, and expect to continue to derive, a significant portion of our revenues from our larger customers. Historically, these customers have placed orders with us on a project-by-project basis, which orders have accounted for a significant portion of our revenues during any fiscal year. We expect to continue to depend upon project orders from these customers, and a relatively small group of other customers, for a significant percentage of our revenues. The loss of, or a significant decrease in, project orders from these customers would have a material adverse effect on our revenues.
We depend on the U.S. Government for a material portion of our sales, and the loss of this relationship or a shift in government funding could have adverse consequences on our business.
     14% of our sales in fiscal 2005 were to the U.S. Government. Any significant disruption or deterioration of our relationship with the U.S. Government could significantly reduce our revenues. Our U.S. Government sales must compete with sales efforts managed by other defense contractors for a limited number of programs and for uncertain levels of funding. Our competitors continuously engage in efforts to expand their business relationships with the U.S. Government and likely will continue these efforts in the future. The U.S. Government may choose to use other defense contractors for its limited number of defense programs. In addition, the funding of defense programs also competes with nondefense spending of the U.S. Government. Budget decisions made by the U.S. Government are outside of our control and have long-term consequences for our business. A shift in government defense spending to other programs in which we are not involved, or a reduction in U.S. Government defense spending generally, could have adverse consequences on our business.
We depend significantly on U.S. and foreign government contracts, which are only partially funded, subject to immediate termination, and heavily regulated and audited.
     The termination or failure to fund one or more U.S. or foreign government contracts could have an adverse impact on our business. Over its lifetime, a government program may be implemented by the award of many different individual contracts and subcontracts. The funding of government programs in the U.S. is subject to Congressional appropriations. Although multi-year contracts may be authorized in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Consequently, programs often receive only partial funding initially, and additional funds are committed only as Congress makes further appropriations. The funding of government programs in foreign countries is similarly subject to appropriations by the foreign country’s government. The termination of funding for a government program would result in a loss of anticipated future revenues attributable to that program. That could have an adverse impact on our operations. In addition, the termination of a program or the failure to commit additional funds to a program that already has been started could result in lost revenue. Under certain conditions, government contracts are subject to oversight audits by government representatives. In addition, the contracts generally contain provisions permitting termination, in whole or in part, without prior notice at the government’s convenience upon the payment of compensation only for work done and commitments made at the time of termination. No assurance can be given that one or more of our government contracts will not be terminated under these circumstances. Also, no assurance can be given that we would be able to procure new government contracts to offset the revenues lost as a result of any termination of our government contracts. Because a significant portion of our revenues are dependent on our procurement, performance and payment under our government contracts, the loss of one or more large contracts could have an adverse impact on our financial condition.
     Our government business also is subject to specific procurement regulations and a variety of socioeconomic and other requirements. These requirements, although customary in government contracts, increase our performance and compliance costs. These costs might increase in the future, thereby reducing our margins, which could have an adverse effect on our financial condition. Failure to comply with these regulations and requirements could lead to suspension or debarment, from government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various statutes, including those related to procurement integrity, export control, government security regulations, employment practices, protection of the environment, accuracy of records and recording of costs. The termination of a government contract or relationship as a result of any of these acts would have an adverse impact on our operations and could have an adverse effect on our reputation and ability to procure other government contracts in the future.

Our future success will depend on our ability to develop new products that achieve market acceptance.
     Both our commercial and defense businesses are characterized by rapidly changing technologies and evolving industry standards. Accordingly, our future performance depends on a number of factors, including our ability to:

•	identify emerging technological trends in our target markets;

•	develop and maintain competitive products;

•	enhance our products by adding innovative features that differentiate our products from those of our competitors; and

•	manufacture and bring cost-effective products to market quickly.

     We believe that, in order to remain competitive in the future, we will need to continue to develop new products, which will require the investment of significant financial resources in new product development. The need to make these expenditures could divert our attention and resources from other projects, and our management cannot be sure that these expenditures ultimately will lead to the timely development of new products. Due to the design complexity of some of our products, we may experience delays in completing development and introducing new products in the future. Any delays could result in increased costs of development or redirect resources from other projects. In addition, we cannot provide assurances that the markets for our products will develop as we currently anticipate. The failure of our products to gain market acceptance could reduce significantly our revenues and harm our business. Furthermore, we cannot be sure that our competitors will not develop competing products that gain market acceptance in advance of our products or that our competitors will not develop new products that cause our existing products to become obsolete. If we fail in our new product development efforts or our products fail to achieve market acceptance more rapidly than those of our competitors, our revenues will decline and our business, financial condition and results of operations will be adversely affected.
Our international sales are subject to risks related to doing business in foreign countries.
     39% of our revenues for fiscal 2005 were from international operations, under U.S. dollar denominated contracts. Our international business may be subject to a variety of risks, including equipment seizure, political instability, expropriation, nationalization, modification or renegotiation of contracts, war and civil disturbances or other risks that may limit or disrupt markets, competition, potential technology changes, changes in or the lack of anticipated changes in the regulatory environment in various countries, the risks inherent in new product and service introductions and the entry into new geographic markets, increased costs associated with maintaining international marketing efforts, the introduction of non-tariff barriers and higher duty rates and difficulties in enforcement of contractual obligations and intellectual property rights. There can be no assurance that such factors will not have a material adverse effect on our future international sales and, consequently, on our business, financial condition or results of operations.
We operate in a competitive business.
     We operate in a competitive business that is sensitive to changing technology. Although successful product and systems development is not dependent necessarily on substantial financial resources, most of our competitors are larger and can maintain higher levels of expenditures for research and development than we can. Our competitors include large multinational communications companies, as well as smaller companies with developing technology expertise. Our competitors for U.S. Government contracts typically are large, technically competent firms with substantial assets. Principal competitive factors in these businesses are cost-effectiveness, product quality and reliability, technological capabilities, service and the ability to meet delivery schedules. No assurance can be given that we will be able to compete successfully against our current or future competitors or that the competitive pressures that we face will not result in reduced revenues and market share.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     The Private Securities Litigation Reform Act of 1995, the Reform Act, provides a safe harbor for forward-looking statements made by or on our behalf. We and our representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission, including this prospectus, and in our reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that are intended to come within the safe harbor protection provided by those sections. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act.
     The forward-looking statements are and will be based upon our management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, all forward-looking statements involve risks and uncertainties. Actual results, including our revenues from our segments, expenses, gross margins, cash flows, financial condition, and net income, as well as factors such as our competitive position, the demand for our products and services and our customer base, may differ materially from those contemplated by the forward-looking statements or those currently being experienced by us for a number of reasons, including but not limited to the risk factors set forth above under “Risk Factors.”
     The risk factors described beginning on page 2 are not exhaustive. We cannot assure you that we have correctly identified and appropriately assessed all factors affecting our business or that the publicly available and other information with respect to these matters is complete and correct. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact us. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, and results of operations. For these reasons, we caution you not to place undue reliance on our forward-looking statements.
USE OF PROCEEDS
     We will not receive any proceeds from the resale of any of the shares of our common stock in this offering. We will, however, receive proceeds if the selling shareholders pay cash to exercise some or all of the warrants owned by them. These proceeds will be used for working capital and other general corporate purposes. Expenses expected to be incurred by us in connection with this offering are estimated to be approximately $22,647.
SELLING SHAREHOLDERS
     We are registering for resale shares of our common stock held by the shareholders identified below. On June 7, 2005, we issued the resale shares to Gregory Clendenin, Charles Steinmetz and the Charles P. Steinmetz Irrevocable Trusts as part of the purchase price in our acquisition of all of the outstanding shares of Middleton Pest Control, Inc. The remaining shareholders acquired the resale shares from us in separate private placement transactions completed on January 27, 2006. Roth Capital Partners, LLC assisted us in connection with selling the resale shares in such private placement transactions.
     We have filed with the Securities and Exchange Commission a registration statement, of which this prospectus forms a part, with respect to the resale of the shares of our common stock from time to time, under Rule 415 under the Securities Act, on the American Stock Exchange, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale.

     With respect to the shares issued in the acquisition of Middleton Pest Control, Inc., we have agreed to keep this registration statement effective until the later of (i) the fourth anniversary of the date on which this registration statement was declared effective or (ii) the date on which all of the shares of common stock are eligible for resale under Rule 144 under the Securities Act without restrictions as to volume.
     With respect to the shares issued in the separate private placement transactions, we have agreed pursuant to separate purchase agreements to keep this registration statement effective until the later of (i) the second anniversary of the date on which this registration statement was declared effective or (ii) the date on which all of the shares of common stock are eligible for resale under Rule 144 under the Securities Act without restrictions as to volume. In addition, in the event we fail to cause this registration statement to be timely filed, timely declared effective, or to be kept effective (other than pursuant to permissible suspension periods) under the terms of the separate purchase agreements with the investors in such private placement transactions, we have agreed to pay as liquidated damages the amount of 0.0667% per day of the aggregate amount invested by each investor in such private placement transactions.
     Below is information provided to us by the selling shareholders with respect to the number of shares of our common stock owned by each of the selling shareholders. Except as described in the table below, none of the selling shareholders has, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in, or receipt of, our securities. Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the shares. Unless otherwise indicated in the table below, to our knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Our registration of these shares does not necessarily mean that the selling shareholders will sell any or all of the shares covered by this prospectus.
     The number of shares of common stock that may be actually purchased by the selling shareholders under the warrants and the number of shares of common stock that may be actually sold by each selling shareholder will be determined by such selling shareholder. Because each selling shareholder may sell all, some or none of the shares of common stock which can be purchased under the warrants and each selling shareholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the premise that each selling shareholder will purchase the maximum number of shares of common stock provided for by the warrants owned by the selling shareholder and each selling shareholder will sell all of the shares of common stock owned by that selling shareholder and covered by this prospectus.
     The shares of our common stock offered by this prospectus may be offered from time to time by the persons or entities named below:

	Number of Shares		Number of	Number of
	Owned Prior to		Shares	Shares After
Name of Selling Shareholder	Offering(1)		Offered(2)	Offering(3)	Percent
Charles P. Steinmetz	412,774	(4)	411,524	1,250	*
The Charles P. Steinmetz Irrevocable Trust for the Benefit of Matthew A. Steinmetz	205,761	(5)	205,761	—	—
The Charles P. Steinmetz Irrevocable Trust for the Benefit of Louis Steinmetz	205,761	(5)	205,761	—	—
Gregory A. Clendenin	205,761	(6)	205,761	—	—
Apollo Capital Management Group L.P.	189,000	(7)	189,000
Apollo MicroCap Partners L.P.	148,500	(8)	148,500	—	—

	Number of Shares		Number of	Number of
	Owned Prior to		Shares	Shares After
Name of Selling Shareholder	Offering(1)		Offered(2)	Offering(3)	Percent
Bushido Capital Master Fund, L.P.	77,143	(9)	77,143	—	—
CD Investment Partners, Ltd.	102,857	(10)	102,857	—	—
Cooper Family Trust Dtd. 8/1/04	6,076	(11)	6,076	—	—
John M. Dalfonsi	2,571	(12)	2,571	—	—
Diamond Opportunity Fund, LLC	90,000	(13)	90,000	—	—
EGI-NP Investments, LLC	19,286	(14)	19,286	—	—
Enable Growth Partners, L.P.	205,713	(15)	205,713	—	—
Enable Opportunity Partners, L.P.	51,429	(16)	51,429	—	—
Gamma Opportunity Capital Partners, L.P. Class A	38,571	(17)	38,571	—	—
Gamma Opportunity Capital Partners, L.P. Class C	38,572	(18)	38,572	—	—
Gruber & McBaine International	43,714	(19)	43,714	—	—
Jon D and Linda W Gruber Trust	36,450	(20)	36,450	—	—
Iroquois Master Fund, Ltd.	70,875	(21)	70,875	—	—
The Jay Pritzker Foundation	6,428	(22)	6,428	—	—
Karen Jennings	7,714	(23)	7,714	—	—
Lagunitas Partners L.P.	162,000	(24)	162,000	—	—
Magnetar Capital Master Fund, Ltd.	771,429	(25)	771,429	—	—
J. Patterson McBaine	14,978	(26)	14,978	—	—
Nite Capital L.P.	27,000	(27)	27,000	—	—
Pacific Asset Partners	74,250	(28)	74,250	—	—
Potrero Capital Research L.P.	128,571	(29)	128,571	—	—
Gordon Roth	1,162	(30)	1,162	—	—
Trustman c/o STI Classic Small Cap Growth Fund	1,350,000	(31)	1,350,000	—	—
Whitebox Intermarket Partners, L.P.	192,857	(32)	192,857	—	—

Total	4,887,203		4,885,953

*	Less than 1%.

(1)	In determining the number of shares owned by each person, shares that may be acquired by such person pursuant to options exercisable within 60 days after the date of this prospectus are deemed outstanding for purposes of determining the total number of outstanding shares for such person. In addition, the number of shares owned includes shares that may be acquired by such person pursuant to warrants that do not become exercisable until June 14, 2006 or July 26, 2006, as applicable. The warrants were issued to the selling shareholders in the separate private placement transactions described above. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(2)	The actual number of shares of our common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, pursuant to Rule 416 under the Securities Act, such additional number of shares of our common stock as may be issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(3)	Assumes all of the shares of common stock registered hereby are sold.

(4)	Includes 1,250 shares issuable upon exercise of options that are exercisable within 60 days. Mr. Steinmetz is a member of our board of directors.

(5)	The trustee, Bank of America, N.A., exercises the voting and dispositive power over the shares.

(6)	Mr. Clendenin is the President and CEO of Sunair Southeast Pest Holdings, a wholly-owned subsidiary of ours, and its subsidiary, Middleton Pest Control, Inc. The shares are held by The Gregory A. Clendenin Trust, of which Mr. Clendenin is the trustee.

(7)	Includes 49,000 shares issuable upon exercise of warrants. Kyle Krueger, President of the general partner of Apollo Capital Management Group L.P., exercises voting and dispositive power over such shares.

(8)	Includes 38,500 shares issuable upon exercise of warrants. Kyle Krueger, President of the general partner of Apollo MicroCap Partners L.P., exercises voting and dispositive power over such shares.

(9)	Includes 20,000 shares issuable upon exercise of warrants. Bushido Capital Partners, Ltd., a Cayman Island company (“Bushido Capital Partners”), is the general partner of Bushido Capital Master Fund, L.P., a Cayman Island registered limited partnership, with the power to vote and dispose of the shares being registered on behalf of the selling shareholder. As such, Bushido Capital Partners may be deemed to be the beneficial owner of such shares. Christopher Rossman, the Managing Director of Bushido Capital Partners, exercises voting and dispositive power over such shares. Bushido Capital Partners and Christopher Rossman each disclaim beneficial ownership of the shares.

(10)	Includes 26,666 shares issuable upon exercise of warrants. CD Capital Management LLC (“CD Capital”), as investment manager for CD Investment Partners, Ltd. (“CDIP”), ZP-II LP (“ZP II”), as the manager and sole member of CD Capital, C3 Management Inc. (“C3”), as the general partner of ZP II, and John D. Ziegelman, as the Chairman of the Board, President and Treasurer and the beneficial owner of 100% of the outstanding shares of common stock of C3, each may be deemed to have beneficial ownership of the shares owned by CDIP which are being registered hereunder.

(11)	Includes 1,576 shares issuable upon exercise of warrants. Chad Cooper, the trustee of the Cooper Family Trust Dtd. 8/1/04, exercises voting and dispositive power over the shares. Chad Cooper is an employee of Roth Capital Partners, LLC, a registered broker-dealer, that acted as placement agent for the private placement. The shares were purchased for the sole benefit of the selling shareholder, and with no pre-existing, current or future intent to distribute the shares through Roth Capital Partners, LLC. The selling shareholder acquired the shares in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the securities.

(12)	Includes 667 shares issuable upon exercise of warrants. John Dalfonsi is an employee of Roth Capital Partners, LLC. The shares were purchased for the sole benefit of the selling shareholder, and with no pre-existing, current or future intent to distribute the shares through Roth Capital Partners, LLC. The selling shareholder acquired the shares in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the securities.

(13)	Includes 23,333 shares issuable upon exercise of warrants. Each of David Hokin, Rob Rubin and Richard Marks, in their respective capacities as Manager or Managing Director of Diamond Opportunity Fund, LLC, have shared voting and dispositive power over the shares owned by Diamond Opportunity Fund, LLC. Each of Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of the shares.

(14)	Includes 5,000 shares issuable upon exercise of warrants. CD Capital, pursuant to an account management agreement with EGI-NP Investments, L.L.C. (“EGI”), ZP II, C3, John D. Ziegelman, SZ Investments, L.L.C. (“SZ”), as the managing member of EGI, and Chai Trust Company, L.L.C., as the trustee of each of the various trusts which indirectly own SZ, each may also be deemed to have beneficial ownership of the shares owned by EGI which are being registered hereunder.

(15)	Includes 53,333 shares issuable upon exercise of warrants. Enable Growth Partners, L.P. (“Enable Growth Partners”) is affiliated with Enable Capital LLC, a registered broker-dealer. Mitch Levine is the Managing Member of Enable Capital LLC and is also a principal in Enable Growth Partners’ general partner. Mitch Levine exercises voting and dispositive power over such shares. Enable Growth Partners purchased the shares for the sole benefit of the fund’s limited partners, and with no pre-existing, current or future intent to distribute the shares through Enable Capital LLC. Enable Growth Partners acquired the shares in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the securities. Lastly, Enable Capital LLC is foreclosed from the same anyway, insofar as it maintains no customer or client accounts.

(16)	Includes 13,333 shares issuable upon exercise of warrants. Enable Opportunity Partners, L.P. (“Enable Opportunity Partners”) is affiliated with Enable Capital LLC, a registered broker-dealer. Mitch Levine is the Managing Member of Enable Capital LLC and is also a principal in Enable Opportunity Partners’ general partner. Mitch Levine exercises voting and dispositive power over such shares. Enable Opportunity Partners purchased the shares for the sole benefit of the fund’s limited partners, and with no pre-existing, current or future intent to distribute the shares through Enable Capital LLC. Enable Opportunity Partners acquired the securities in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the securities. Lastly, Enable Capital LLC is foreclosed from the same, insofar as it maintains no customer or client accounts.

(17)	Includes 10,000 shares issuable upon exercise of warrants. Jonathan Knight, the President of the general partner of Gamma Opportunity Capital Partners, L.P., exercises voting and dispositive power over the shares.

(18)	Includes 10,000 shares issuable upon exercise of warrants. Jonathan Knight, the President of the general partner of Gamma Opportunity Capital Partners, L.P., exercises voting and dispositive power over the shares.

(19)	Includes 11,333 shares issuable upon exercise of warrants. Gruber & McBaine Capital Management is the investment advisor of Gruber & McBaine International. As managers of Gruber & McBaine Capital Management, Jon D. Gruber and J. Patterson McBaine exercise voting and dispositive power over such shares.

(20)	Includes 9,450 shares issuable upon exercise of warrants. Jon Gruber, the trustee, exercises voting and dispositive power over the shares.

(21)	Includes 18,375 shares issuable upon exercise of warrants. Joshua Silverman exercises voting and dispositive power over such shares. Mr. Silverman disclaims beneficial ownership of such shares.

(22)	Includes 1,667 shares issuable upon exercise of warrants. CD Capital, pursuant to an account management agreement with The Jay Pritzker Foundation (“JPF”), ZP II, C3, John D. Ziegelman, Daniel F. Pritzker, as the President and a director of JPF, Karen M. Pritzker, as the Secretary and a director of JPF, and Diana E. Conway, as the Treasurer and a director of JPF, each may also be deemed to have beneficial ownership of the shares owned by JPF which are being registered hereunder.

(23)	Includes 2,000 shares issuable upon exercise of warrants. Karen and Christopher Jennings exercise voting and dispositive power over the shares. Christopher Jennings is an employee of Roth Capital Partners, LLC. The shares were purchased for the sole benefit of the selling shareholder, and with no pre-existing, current or future intent to distribute the shares through Roth Capital Partners, LLC. The selling shareholder acquired the shares in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the securities.

(24)	Includes 42,000 shares issuable upon exercise of warrants. Gruber & McBaine Capital Management is the general partner of Lagunitas Partners L.P. As managers of Gruber & McBaine Capital Management, Jon D. Gruber and J. Patterson McBaine exercise voting and dispositive power over such shares.

(25)	Includes 200,000 shares issuable upon exercise of warrants. Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd. (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Magnetar Capital Partners LLC, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(26)	Includes 3,883 shares issuable upon exercise of warrants.

(27)	Includes 7,000 shares issuable upon exercise of warrants. Keith A. Goodman, as the Managing Partner, exercises voting and dispositive power over such shares.

(28)	Includes 19,250 shares issuable upon exercise of warrants. Robert M. Stafford exercises voting and dispositive power over such shares.

(29)	Includes 33,333 shares issuable upon exercise of warrants. Jack R. Ripstean, as the Managing Partner, exercises voting and dispositive power over such shares.

(30)	Includes 301 shares issuable upon exercise of warrants. Gordon Roth is an affiliate of Roth Capital Partners, LLC. The shares were purchased for the sole benefit of the selling shareholder, and with no pre-existing, current or future intent to distribute the shares through Roth Capital Partners, LLC. The selling shareholder acquired the shares in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the securities.

(31)	Includes 350,000 shares issuable upon exercise of warrants. Mark Garfinkel exercises voting and dispositive power over such shares.

(32)	Includes 50,000 shares issuable upon exercise of warrants. Andrew J. Redleaf, as Managing Member of Whitebox Intermarket Advisors, LLC, the general partner and investment manager of the selling shareholder, exercises voting and dispositive power over such shares.

PLAN OF DISTRIBUTION
General
     We are registering the shares of common stock on behalf of the selling shareholders. As used in this prospectus, the term “selling shareholders” includes the pledgees, donees, transferees, distributees, or other successors-in-interest of a named selling shareholder after the date of this prospectus. Unless the context indicates otherwise, we refer to the shares of our common stock herein as our common stock.
     Transactions. The selling shareholders or their transferees may offer and sell their shares of our common stock in one or more of the following transactions:
•	on one or more exchanges;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in underwritten offerings;

•	through put or call options transactions relating to such shares;

•	for settlement of short sales, or through long sales, options or transactions involving cross or block trades;

•	by pledge to secure debts and other obligations;

•	in a combination of any of these transactions; or

•	any other method permitted by applicable law.

     Prices. The selling shareholders or their transferees may sell their shares of our common stock at any of the following prices:
•	fixed prices which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	privately negotiated prices.
     Direct Sales; Agents, Broker-Dealers and Underwriters. The selling shareholders or their transferees may effect transactions by selling their shares of common stock in any of the following ways:
•	directly to purchasers; or

•	to or through agents, broker-dealers or underwriters designated from time to time.
     Agents, broker-dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).
     Any broker-dealers or agents that are involved in selling the shares are “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them are deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of shares will be paid by the selling shareholders and/or the purchasers. None of the selling shareholders are registered broker-dealers. However, as indicated above, certain selling shareholders are affiliates of a broker-dealer. Each selling shareholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. The selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with the sale of their shares. Any person deemed to be an underwriter will be subject to the prospectus delivery requirements of the Securities Act.
     All costs, expenses and fees in connection with the registration of the shares will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling shareholders.
     We have advised the selling shareholders that they will be subject to applicable provisions of the Exchange Act, and the associated rules and regulations under the Exchange Act, including, to the extent applicable, the anti-manipulative provisions of Regulation M, which provisions, to the extent applicable, may limit the timing of purchases and sales of shares of our common stock by them.
     We have also advised the selling shareholders that they may not use shares registered on this registration statement to cover short sales of common stock made before the date on which the Securities and Exchange Commission has declared the registration statement effective.
     In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than pursuant to this prospectus.
     Supplements. To the extent required, we will set forth in a supplement to this prospectus filed with the Securities and Exchange Commission the number of shares to be sold, the purchase price and public offering price, any new selling shareholders, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.
     State Securities Law. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.
LEGAL MATTERS
     The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Akerman Senterfitt, Fort Lauderdale, Florida. Attorneys for Akerman Senterfitt who have provided substantive advice with respect to this matter have the right to acquire, subject to certain conditions, shares of our common stock.
EXPERTS
     The audited consolidated balance sheets of Sunair Services Corporation and subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended that are incorporated by reference in this prospectus and in the registration statement have been audited by Berenfeld Spritzer Shechter & Sheer, independent certified public accountants as indicated in their report thereto, and are incorporated by reference herein and therein in reliance upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission’s web site at: http://www.sec.gov. You can also inspect reports and other information we file at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, 10006.
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from the Securities and Exchange Commission’s web site listed above.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The Securities and Exchange Commission allows us to “incorporate by reference” some of the documents we file with it into this prospectus, which means:
•	we can disclose important information to you by referring you to those documents;

•	the information incorporated by reference is considered to be part of this prospectus; and

•	later information that we file with the Securities and Exchange Commission will automatically update and supersede this information.

     We incorporate by reference the documents listed below:

(1)	our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2005;

(2)	our Current Reports on Form 8-K, including amendments thereto, filed with the Securities and Exchange Commission, other than any information furnished pursuant to Item 2.02 or Item 7.01, on November 30, 2005; December 21, 2005 and January 12, 2006; and

(3)	the description of our common stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 9, 1992, and any amendment or report filed for the purpose of updating such description.

     All documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed. In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

     You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.
     We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:
Sunair Services Corporation
3005 SW Third Avenue
Fort Lauderdale, Florida 33315
Attn: Synnott B. Durham, Chief Financial Officer
(954) 525-1505

Sunair Services Corporation
4,885,953 Shares of Common Stock
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PROSPECTUS

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February 9, 2006
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any of the sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.